______________________________________

AMENDMENT NO. 1

Dated as of June 30, 2006

to

POOLING AND SERVICING AGREEMENT

Dated as of July 1, 2005

among

J.P. MORGAN ACCEPTANCE CORPORATION I,

Depositor,

J.P. MORGAN MORTGAGE ACQUISITION CORP.,

Seller,

OPTION ONE MORTGAGE CORPORATION,

Servicer,

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,

Securities Administrator,

and

U.S. BANK NATIONAL ASSOCIATION

Trustee

J.P. Morgan Mortgage Acquisition Corp. 2005-OPT1

Asset Backed Pass-Through Certificates, Series 2005-OPT1

______________________________________

THIS AMENDMENT NO. 1, dated as of June 30, 2006 (the “Amendment”), to the Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”), dated as of July 1, 2005, among J.P. MORGAN ACCEPTANCE CORPORATION I, a Delaware corporation, as depositor (the “Depositor”), J.P. MORGAN MORTGAGE ACQUISITION CORP., a Delaware corporation, as seller (in such capacity, the “Seller”), OPTION ONE MORTGAGE CORPORATION, as servicer (in such capacity, the “Servicer”), JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a national banking association, as securities administrator (in such capacity, the “Securities Administrator”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (in such capacity, the “Trustee”).

W I T N E S S E T H

WHEREAS, the Depositor, the Seller, the Servicer, the Securities Administrator and the Trustee entered into the Pooling and Servicing Agreement;

WHEREAS, the parties hereto wish to amend the Pooling and Servicing Agreement as set forth herein;

WHEREAS, Section 11.01 of the Pooling and Servicing Agreement permits amendments to the Pooling and Servicing Agreement to correct, modify or supplement any provisions herein (including to give effect to the expectations of Certificateholders); provided that such action shall not, as evidenced by a letter from each Rating Agency delivered to the Securities Administrator, confirming the then-current ratings of the Offered Certificates;

WHEARAS, Section 11.01 of the Pooling and Servicing Agreement provides that the Securities Administrator and the Trustee shall be entitled to receive and Opinion of Counsel to the effect that any such amendment will not result in the imposition of any federal income tax on any REMIC created under the Pooling and Servicing Agreement pursuant to the REMIC Provisions or cause any REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding;

WHEREAS, the Securities Administrator has received such letters from each Rating Agency and the Securities Administrator and the Trustee have received such Opinion of Counsel;

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1.

DEFINED TERMS.

For purposes of this Amendment, unless the context clearly requires otherwise, all capitalized terms which are used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Pooling and Servicing Agreement.

SECTION 2.

AMENDMENT TO SECTION 9.01.

Section 9.01 of the Pooling and Servicing Agreement is amended by deleting sub-sections (a) and (b) in their entirety and replacing them with the following:

(a)

Subject to Section 9.02, the respective obligations and responsibilities under this Agreement of the Depositor, the Servicer; the Securities Administrator and the Trustee (other than the obligations of the Servicer to the Trustee or the Securities Administrator pursuant to Section 6.03 and of the Servicer to provide for and the Securities Administrator to make payments in respect of the Regular Interests issued hereby or the Classes of Certificates as hereinafter set forth) shall terminate upon payment to the Certificateholders and the deposit of all amounts held by or on behalf of the Securities Administrator and required hereunder to be so paid or deposited on the Distribution Date coinciding with or following the earlier to occur of (i) the purchase by the Servicer (at the direction and on behalf of either, first, the majority Holder of the Class C Certificates, as long as the Holder of the Class C Certificates is not an Affiliate of the Seller, and second, the NIMS Insurer) of all Mortgage Loans and each REO Property remaining in the Trust Fund, (ii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property remaining in the Trust Fund; provided, however, that in no event shall the trust created hereby continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James, living on the date hereof and (iii) the Distribution Date in June 2038.  The purchase by the Servicer of all of the Mortgage Loans and each REO Property remaining in the Trust Fund shall be at a price (the “Termination Price”) equal to the sum of (1) 100% of the Stated Principal Balance of each Mortgage Loan (other than in respect of REO Property) plus one month’s accrued interest thereon at the applicable Mortgage Rate, (2) with respect to any REO Property, the lesser of (x) the appraised value of any REO Property as determined by the higher of two appraisals completed by two independent appraisers selected by the Depositor at the expense of the Depositor and (y) the Stated Principal Balance of each Mortgage Loan related to any REO Property, in each case plus one month’s accrued and unpaid interest thereon at the applicable Mortgage Rate and (3) any unreimbursed P&I Advances, Servicing Advances, Servicing Fees and other amounts payable to the Servicer, the Securities Administrator, the Custodian and the Trustee.

(b)

The Servicer shall have the right, but not the obligation, to purchase all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to clause (i) of the preceding paragraph no later than the Determination Date in the month immediately preceding the Distribution Date on which the Certificates will be retired; provided, however, that the Servicer may elect to purchase all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to clause (i) above only if the Aggregate Collateral Balance remaining in the Trust Fund at the time of such election is 10% or less of the Aggregate Collateral Balance as of the Cut-off Date. If the Servicer fails to exercise such option on the first Distribution Date on which it is entitled to do so, the majority Class C Certificateholders or the NIMS Insurer may direct the Servicer to do so on its behalf.  In such event, the majority Class C Certificateholders or the NIMS Insurer, as applicable, shall remit the Termination Price to the Servicer, who shall remit such amount to the Securities Administrator, on the Business Day prior to the Distribution Date for such optional termination by the majority Class C Certificateholders or the NIMS Insurer, as applicable.

SECTION 3.  EFFECT OF AMENDMENT.

Upon execution of this Amendment, the Pooling and Servicing Agreement shall be, and be deemed to be, modified and amended in accordance herewith and the respective rights, limitations, obligations, duties, liabilities and immunities of the Depositor, Seller, Servicer, Securities Administrator and the Trustee shall hereafter be determined, exercised and enforced subject in all respects to such modifications and amendments, and all the terms and conditions of this Amendment shall be deemed to be part of the terms and conditions of the Pooling and Servicing Agreement for any and all purposes.  Except as modified and expressly amended by this Amendment, the Pooling and Servicing Agreement is in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect.  Neither the Trustee nor the Securities Administrator makes any representation or warranty as to validity or sufficiency of this Amendment.

SECTION 4.  BINDING EFFECT.

The provisions of this Amendment shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, and all such provisions shall inure to the benefit of the Depositor, Seller, Servicer, Securities Administrator and the Trustee.

SECTION 5.  GOVERNING LAW.

This Amendment shall be construed in accordance with the substantive laws of the State of New York (without regard to conflict of law principles) and the obligations, rights and remedies of the parties hereto shall be determined in accordance with such laws.

SECTION 6.  SEVERABILITY OF PROVISIONS.

If any one or more of the provisions or terms of this Amendment shall be for any reason whatsoever held invalid, then such provisions or terms shall be deemed severable from the remaining provisions or terms of this Amendment and shall in no way affect the validity or enforceability of the other provisions or terms of this Amendment.

SECTION 7.  SECTION HEADINGS.

The section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

SECTION 8.  COUNTERPARTS.

This Amendment may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

[signature pages follow]

IN WITNESS WHEREOF, the Depositor, the Seller, the Servicer, the Securities Administrator and the Trustee have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

J.P. MORGAN ACCEPTANCE CORPORATION I, as Depositor By: /s/Christian Greco Name: Christian Greco Title: CP & Asst Gen Counsel	J.P. MORGAN ACQUISITION CORP., as Seller By: /s/Christian Greco Name: Christian Greco Title: CP & Asst Gen Counsel
OPTION ONE MORTGAGE CORPORATION, as Servicer By:/s/Deborah K. Lonergan Name: Deborah K. Lonergan Title: Assistant Secretary	JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Securities Administrator By: /s/Pei Huang Name: Pei Huang Title: Assistant Vice President
U.S. BANK NATIONAL ASSOCIATION, as Trustee By:/s/ Melissa A. Rosal Name: Melissa A. Rosal Title: Vice President

J.P. Morgan Ventures Corp., the owner of 100% of the J.P. Morgan Mortgage Acquisition Corp. 2005-OPT1, Asset Backed Pass-Through Certificates, Series 2005-OPT1 Class C Certificates, hereby consents to this Amendment.

J.P. MORGAN VENTURES CORP.,

as 100% Class C Certificateholder

By:  /s/Bianca Russo

Name:  Bianca Russo

Title: Authorized Signatory